AGREEMENT BETWEEN STOCK TRANSFER AGENT AND COMPANY

THIS AGREEMENT MADE ON THIS 7th DAY OF NOVEMBER, 2021 BY AND BETWEEN **CLEARTRUST, LLC**, a Limited Liability Company registered in the State of Florida and having its Registered Office at 16540 Pointe Village Drive, Suite 205, Lutz, Florida 33558 (hereinafter referred to as "Transfer Agent") and **ClearLight Biotechnologies, Inc.**, a company incorporated under the laws of the State of Delaware and having its registered office at 428 Oakmead Parkway, Sunnyvale, CA 94085 (hereinafter referred to as the "The company").

WHEREAS

The Transfer Agent is a registered transfer agent with the Securities and Exchange Commission and the company has approached the Transfer Agent to act as Stock Transfer Agent and the Transfer Agent has accepted the assignment.

The Transfer Agent and the company have entered into an agreement being these presents.

NOW, THEREFORE, the company and the Transfer Agent do hereby agree as follows:

RECITALS

1. The company hereby appoints the Transfer Agent as the sole Stock Transfer Agent and the Transfer Agent accepts such appointment.

2. The Transfer Agent hereby undertakes to perform and fulfill such functions, duties and obligations and to provide such services as are mentioned herein.

INFORMATION REQUIREMENTS

3. The company will ensure that the below listed documentation concerning the company's shareholder and corporate records are handed over to Transfer Agent upon its appointment. The responsibilities and obligations of the Transfer Agent will commence upon receipt of said documents:

3.1. An executed copy of this Agreement.

3.2. Payment in full of the Initiation Fees as set forth in Schedule II.

3.3. Board Resolution appointing the Transfer Agent. (Attachment I)

3.4. Certified Shareholder List from Company, as no Predecessor Transfer Agent exists.

3.5. A Completed Issuer Profile Form (Attachment III)

3.6. Articles of Incorporation, Bylaws, and Amendments

3.7. Copies of Board Resolution(s) appointing Current Officers and Directors of the Company

4. The company agrees to update the Transfer Agent within 30 days if any of the documentation listed above changes or becomes inaccurate, including but not limited to officer changes, control or affiliate changes, changes of address, and changes in the Bylaws, Articles, and Amendments.

FUNCTIONS AND DUTIES

5. The Transfer Agent declares and undertakes that:

5.1. It is registered with the Securities and Exchange Commission to act as a Stock Transfer Agent.

5.2. It has not violated any of the conditions subject to which registration has been granted and that no disciplinary or other proceedings have been commenced by the SEC and that it is not debarred or suspended from carrying on its activities.

5.3. It shall perform its duties with highest standards of integrity and fairness and shall act in an ethical manner in all its dealings with clients, investors, etc. and that it will not take up any activities which are likely to be in conflict with its own interest, interests of the company and investors and/or contrary to the directions issued by the SEC.

5.4. In case of change in regulations that it will make all necessary amendments so as to adhere to all relevant and current regulations.

6. The company hereby declares that it has complied with or agrees to comply with all statutory formalities under the Exchange Act and other relevant statutes pertaining to Share Transfer activities.

7. The company and the Transfer Agent agree to their respective functions, duties and obligations in respect of each activity relevant to Share Transfer as specified in the Schedule I hereto. The following activities shall form part of the Transfer Agent's functions and responsibility during the currency of this agreement;

7.1. Receipt of request for transfer, split, consolidation, and change of address.

7.2. Processing of requests for transfer and other correspondence received in connection with transfer activities.

7.3. The Transfer Agent shall maintain an electronic registry of the capital stock issuances of the Company. The record of Shareholders of the Company shall be book entry only.

7.4. Dispatch of book entry statement to the presenter or recipient as designated by the presenter of the transfer within the mandatory time frames as set forth by the Securities and Exchange Commission.

8. The Transfer Agent will handle the transfer work from its principal office which has been declared to the SEC for carrying on its activities.

9. The Transfer Agent's responsibility under this agreement will be restricted to the duties of the Transfer Agent as agreed to herein and the Transfer Agent will not be in any way construed to be an agent of the company in its other business in any manner whatsoever.

10. The Transfer Agent shall not during the term of this agreement or thereafter, either directly, or indirectly, for any reason whatsoever, divulge, disclose or make public any information whatsoever which may come to their knowledge during or as a result of their appointment as Transfer Agent of the company and whether concerning the business, property, contracts, methods, transactions, dealings, affairs or members of the company or otherwise, save in accordance with the performance of their duties hereunder or as required by Law.

11. Transfer Agent shall use its best efforts to perform the duties assigned to it in terms of this agreement with the utmost care and efficiency. Transfer Agent shall ensure that adequate controls are established to ensure the accuracy of the reports furnished by it. Transfer Agent, shall however, not be responsible or liable for any direct or consequential omission or commission committed by the Transfer Agent in good faith or in absence of its negligence or breach of the terms of this agreement or due to reasons beyond the Transfer Agent's reasonable control.

12. The Transfer Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include, but are not limited to, strikes, lockouts, riots, acts of war, epidemics, pandemics, governmental regulations, fire, communications line failures, power failures, earthquakes, or other natural or manmade disasters.

INDEMNIFICATION

13. The Company agrees to hold Transfer Agent harmless and fully indemnify Transfer Agent, including attorney fees, for any claim or action brought by a third party or the Company itself that is based upon:

13.1. Any paper or document, including electronic, that the Transfer Agent reasonably believed to be genuine and to have been signed by the proper person or persons;

13.2. The Transfer Agent's compliance with the written instructions of the Company or the Company's counsel; or

13.3. The Transfer Agent's duties and responsibilities as the transfer agent of the company and under this Agreement, unless such action or claim is based on the willful misconduct or reckless conduct of the Agent.

COMPENSATION AND REIMBURSEMENT

14. The company and the Transfer Agent agree that the fees and charges payable to the Transfer Agent for handling the assignment shall be as specified in Schedule II hereby annexed. The company agrees to pay the one time initiation fee upon execution of this agreement, and the company agrees to pay all other fees and charges payable to the Transfer Agent within thirty days of receipt of an invoice for said services, unless prior payment is specifically required by the Transfer Agent. Any outstanding invoice aged in excess of sixty days is subject to 18% simple interest per annum, or the maximum interest rate as allowed by law. The Company agrees that the Agent shall have a lien against all Company records to secure any amounts owed to the Transfer Agent. The Company agrees that the Transfer Agent may refuse to make any transfers of the Company's securities or perform any billable services until all past due amounts have been paid in full. The Transfer Agent's fees may be increased from time to time at the sole discretion of the Transfer Agent, by providing prior thirty-day written notice to the Company.

15. The company shall reimburse to the Transfer Agent for any and all expenses the Transfer Agent incurs on behalf of the company, including but not limited to courier fees, lost holder search costs, mailing costs, compliance-related costs, attorney fees, etc. In addition, the Company agrees to reimburse the Transfer Agent for any and all expenses resulting from the Transfer Agent being served with a subpoena by a Federal or State agency or a request from one of said agencies, requiring or requesting that the Transfer Agent produce information or documents to said agency. Said expenses include, but are not limited to, travel expenses, copying charges, computer time, employee time, and attorney fees for counsel to the Transfer Agent.

16. The company will bear expenses for legal advice/action which may have to be taken for no lapse on the part of the Transfer Agent but for any eventuality which may arise in connection with the transfer work.

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RECORDKEEPING

17. The Transfer Agent shall maintain the following documents and records pertaining to Transfer activities by way of hard copies and/or electronic means. These documents shall be made available for inspection by the company at any reasonable time.

Certified Shareholder List, Control Book, and Signature Cards of authorized signatories of the company.

Correspondence with the company, investors, the SEC, and other relevant documents pertaining to transfer activities.

Records pertaining to investor correspondence, Board Resolutions passed by the company authorizing the Transfer Agent to issue book entry shares, and other documents on behalf of the company.

Electronic record containing all the data pertaining to shareholders and related transfer activities generated in the course of transfer agent activities.

18. These records shall be maintained for the duration that the Transfer Agent acts as the sole stock transfer agent for the company, or as required by regulation.

PROCEDURES

19. The Transfer Agent is hereby authorized by Company to record the new issuance of stock on the book entry ledger upon the proper presentment of a Resolution signed by the Board of the Company or an officer of the Company authorized to sign the resolution. The Company must also furnish the Transfer Agent with the registered holder's full name, address, and Social Security Number or Tax Identification Number or, in the case of non-US shareholders, an equivalent identification number. All newly issued shares will initially be issued subject to applicable restrictions on transfer unless the issuance instruction is accompanied by (1) a legal opinion issued by an attorney in good standing and familiar with applicable securities laws, rules and regulations, in which an opinion is rendered that the issuance of free-trading stock shares is warranted after the performance of independent verification and due diligence; (2) any additional documentation deemed necessary by the Transfer Agent to satisfy its duties as outlined by State and Federal regulators.

20. The Transfer Agent is hereby authorized by Company to accept for transfer and without question any instructions for book entry positions of said stock of the Company that are properly stamped and endorsed as required by law and medallion guaranteed by industry practice, and to record the cancellation of said shares on the book entry ledger, and to authenticate as electronic book entry shares for a like number of shares of the same class of stock in place thereof and to deliver such new shares according to the directions provided in the presentment.

21. The Transfer Agent is hereby authorized by Company to accept shares for cancellation and without question if the shares are accompanied by a signed and medallion guaranteed stock power or the shares have never been in the possession of the registered shareholder and are accompanied by a signed indemnity letter from the Company written on company letterhead with a stated reason for the cancellation.

REGULATORY REQUIREMENTS

22. instructions for transfer of electronic book entry shares of Issuer's stock shall be presented, Transfer Agent is hereby authorized to refuse to transfer the same until it is satisfied that the requested transfer is legally in good order. Company shall indemnify and hold harmless Transfer Agent; and Transfer Agent shall incur no liability for the refusal, in good faith, to make transfers which it, in its judgment, deems improper or unauthorized or believes such act may subject it to civil or criminal liability or adverse claim under any statute or law of any state or of the United States and, in particular, under the Securities Act of 1933, as amended, the Securities Act of 1934, as amended, under the Patriot Act and, when applicable, the Bank Secrecy Act. Transfer Agent may rely upon the Uniform Commercial Code and generally accepted industry practice in effecting transfers or delaying (within reason) or refusing to effect transfers.

22.1. If, on a transfer of a restricted item determined by the agent to be missing appropriate supporting documents or otherwise found to not be in good order, the presenter will be offered a set number of business days in which to supply the missing components of the presentment before Transfer Agent rejects the presentment.

22.2. In addition, the Transfer Agent requires the full name, address, and Social Security Number or Tax Identification Number or, in the case of non-US shareholders, an equivalent identification number prior to registering stock to said shareholders, and the Transfer Agent may consider an item lacking part or all of this information to not be in good order.

23. The Transfer Agent shall address and resolve inquiries from shareholders, brokers, depositories and clearing agents promptly and within the turnaround requirements as set forth by the SEC. The company shall do all such things and extend necessary cooperation for the Transfer Agent complying with this Regulation.

WITHDRAWAL

24. Should there be major change in scope of work from that indicated above, the Transfer Agent shall have option to withdraw its appointment or renegotiate this agreement. However, the Transfer Agent shall be liable for the activities done until termination of the contract.

CANCELLATION, ASSIGNMENT, MODIFICATION

25. This Agreement shall be valid until cancelled by either party. Cancellation of this contract by the company requires a thirty-day written advance notice to the Transfer Agent. The written notice shall be in the form of a Board Resolution from the Directors of the Company authorizing the termination of the Agreement. Cancellation of this agreement by the Transfer Agent requires a ten-day written advance notice to the company. The Transfer Agent may refuse to perform work for the Company during the ten-day period if termination is due to lack of payment of fees. The Transfer Agent may *immediately* terminate this Agreement without advance notice if: (i) Company becomes subject to receivership, bankruptcy, or is insolvent; or (ii) Transfer Agent, in its sole discretion, determines that any federal, state, or local legislation, regulatory action, or judicial decision adversely affects its interest under the Agreement. Termination of this Agreement shall not relieve Company of any obligations set forth herein including, but not limited to, its payment obligations. Upon proper written notice of termination by either party, the Company must pay the Termination Fee as listed in Schedule II attached hereto, in addition to any other outstanding fees owed to the Transfer Agent. Upon receipt of all fees owed to the Transfer Agent, the Agent shall release to the Company or its successor transfer agent all records maintained by the Transfer Agent. This contract may be cancelled by either party for any reason.

26. This Agreement may not be assigned by the Company without the express written consent of the Transfer Agent.

27. This Agreement may be assigned by the Transfer Agent to another SEC-registered transfer agent in good-standing by giving thirty-day written advance notice to the Company of such assignment.

28. No change, modification, addition, or amendment to this Agreement shall be valid unless in writing and signed by all parties hereto.

GOVERNING LAW AND JURISDICTION

29. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, excluding its conflicts of law rules. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Hillsborough County or the United States District Court. Each Party consents to the jurisdiction of such court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such court.

WAIVER OF JURY TRIAL

30. Each Party hereby waives any right to jury trial in connection with any action or litigation in any way arising out of or related to this Agreement.

MISCELLANEOUS

31. This Agreement has been negotiated at arm's length between persons sophisticated and knowledgeable in these types of matters. Each party has been represented by competent legal counsel or has had the opportunity to consult with competent counsel. Accordingly, any normal rule of construction or legal decision that would require a court to resolve any ambiguities against the drafting party is hereby waived and shall not apply to interpreting this Agreement.

IN WITNESS WHEREOF the parties thereunto have set their hands on the day and year herein above written.

DocuSigned by:

Signature of "Company"

Company: ClearLight Biotechnologies, Inc.

By: Albert Hansen

Its: President

DocuSigned by:

8A06C1C8F48842E Signature of "Transfer Agent"

ClearTrust, LLC

By: Kara Kennedy

Its Executive Director

SCHEDULE I:	GENERAL ACTIVITIES OF TRANSFER AGENT
SCHEDULE II:	MENU OF SERVICES
ATTACHMENT I:	BOARD RESOLUTION APPOINTING TRANSFER AGENT
ATTACHMENT II:	ISSUER PROFILE
ATTACHMENT III:	ACCOUNT SETUP CHECKLIST

SCHEDULE I

General Activities of Transfer Agent

1. Maintenance of Shareholder Data for securities of the Company.
2. Prompt handling of correspondence regarding change of address, consolidation or split of book entry shares, dividend or interest warrants, and other letters received from company, its shareholders, the Securities and Exchange Commission, the Depository Trust Company, its participants, etc.
3. Issuance of book entry shares against request for transfer, consolidation, or split.
4. Generation of reports from time to time as relevant, needed, or requested during its work for the Company.
5. Any other services, including paying agent or exchange agent services, as mutually agreed upon between company and the transfer agent or as listed in Schedule II.